Exhibit 10.2

TELLURIAN INC.
2017-2021 Long Term Incentive Compensation Program
(As adopted by Board of Directors on September 20, 2017 upon the recommendation of the Compensation Committee on September 20, 2017)

Purpose
Tellurian Inc. (the “Company”) hereby establishes and adopts this 2017-2021 Long Term Incentive Compensation Program (the “Program”) to provide long term incentive award opportunities to incentivize and retain employees and selected independent contractors, as recommended by senior management to the Committee (as defined below), of the Company and its Affiliates, contingent upon meeting certain performance goals. Upon approval by the stockholders of the Company of the Amended and Restated Tellurian Inc. 2016 Omnibus Incentive Compensation Plan, this Program shall immediately become effective.
Overview
The Program is structured as a sub-plan under the Amended and Restated Tellurian Inc. 2016 Omnibus Incentive Compensation Plan, as amended from time to time (the “Plan”). The Program sets forth the terms of the Company’s long-term equity incentive program for the 2017 through 2021 Performance Periods.
Awards under the Program for any Performance Period (as defined below) depend upon total shareholder return during the applicable Performance Period and cumulatively over the life of the Program.
Unless otherwise defined in this Program, capitalized terms used herein shall have the meanings assigned to them in the Plan; provided, however, that with respect to Awards issued under the Program, capitalized terms shall have the meanings as may be set forth and otherwise defined in the Restricted Stock Award Agreement.
Performance Period
The term of the Program (the “Term”) will commence as of January 1, 2017 (the “Program Start Date”) and will consist of five consecutive annual performance periods.
Each annual performance period during the Term (each, a “Performance Period”) will commence on January 1 (as applicable, the “Period Start Date”) and continue through December 31 of the calendar year in which the Period Start Date occurs (as applicable, the “Period End Date”).
Administration of the Program
The Program shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) in accordance with the terms of the Plan and pursuant to the Committee’s authority under the Plan. The Committee shall not delegate any matters involving compensation of the “Executive Officer Group,” which, for purposes of any Performance Period during the Term, will include the Company’s Chief Executive Officer (the “CEO”), the Chief Financial Officer of the Company (“CFO”), and any “officer” of the Company or any Affiliate within the meaning of Section 16 of the Exchange Act (the “Executive Officers”) and other employees of the Company and its Affiliates who the Committee determines, in its sole discretion, could be a “Covered Employee” under Code Section 162(m) as of the end of the fiscal year in which the Awards under the Program are issued for such Performance Period.
The Program is (and Awards granted hereunder are) subject to all of the provisions of the Plan, together with all of the rules and determinations from time to time issued by the Committee and by the Board pursuant to the Plan; provided, however, that in the event of a conflict between any provision of the Plan and the Program, the provisions of the Program shall control but only to the extent such conflict is permitted under the Plan.
Eligibility
Except as otherwise delegated by the Committee in accordance with the Plan and applicable law, the Committee shall determine the employees and, taking into account the recommendations of senior management to the Company, selected independent contractors eligible to participate in the Program for any Performance Period (the “Participants”).
Prior to the end of each Performance Period, except as otherwise delegated by the Committee in accordance with the Plan and applicable law, the Committee, in its sole discretion but taking into account the recommendations of senior management, shall select and identify the Participants that will be eligible to participate in the Program. Notwithstanding the foregoing, to the extent that the Committee intends that Awards to the Executive Officer Group Participants for any Performance Period qualify as “performance-based compensation” within the meaning of the Plan and performance-based compensation as described in Section 162(m)(4)(C) of the Code (“Performance-Based Awards”), the determination and identification of the Executive Officer Group for the Performance Period shall be made by the Committee on a timely basis in accordance with the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
For purposes of any Performance Period during the Term, the “Employee Group” will include the Participants who are not in the Executive Officer Group and who are selected and identified by the Committee (or its delegate in accordance with the Plan and applicable law) as eligible to participate in the Program.
Annual Share Pools
The aggregate long-term equity incentive pool (the “Aggregate Share Pool”) allocable for each Performance Period will be a number of restricted shares of the Company’s Common Stock equal to (x) 0.085 multiplied by (y) the TSV Growth and divided by (z) the Average Closing Stock Price. The components of the Aggregate Share Pool shall be calculated according to the following definitions:

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“Average Closing Stock Price” means, as to any Performance Period, the simple average of the closing prices of the Company’s Common Stock as reported on the primary stock exchange on which the Company’s Common Stock is traded (as of the date of adoption of this Program, the Nasdaq Stock Market) (the “Primary Exchange”) for the final ten (10) days of the Performance Period. The calculation of the Average Closing Stock Price shall not include any price for any day that is a weekend, holiday or any other day in which the Company’s Common Stock was not traded during such day on the Primary Exchange. For the avoidance of doubt in the application of this section, the program start price will be $10.07, which is the 10-day average share price from December 21, 2016 through December 30, 2016.

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“Market Capitalization” means, as to any Performance Period, (i) the Average Closing Stock Price multiplied by (ii) the number of outstanding shares of the Company’s Common Stock as of the last day of the Performance Period.

▪	“Program Start Date TSV” means $2,014,000,000.

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“Total Shareholder Value” means, as to any Performance Period, (i) the Market Capitalization for such Performance Period; plus (ii) the aggregate amount paid by the Company for all repurchases of the Company’s Common Stock made by the Company since the effective date of the Program (not including the repurchase of any shares issued under the Plan, including this Program, for the net settlement of taxes owed by employees); minus (iii) the aggregate value of all stock issuances (not including any shares issued under the Plan, including this Program) since the effective date of the Program; plus (iv) the aggregate amount of all dividends paid to holders of the Company’s Common Stock since the effective date of the Program.

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“TSV Growth” means, as to any Performance Period, a positive amount equal to: (i) the Total Shareholder Value for such Performance Period; minus (ii) the greater of (x) the highest Total Shareholder Value achieved in any prior Performance Period and (y) the Program Start Date TSV. If the TSV Growth is not a positive amount in excess of 0, then the TSV Growth will be deemed to be 0.

For any Performance Period, the amount of the Aggregate Share Pool, and all calculations and determinations in respect thereof, shall be prepared as soon as practicable after the end of the Performance Period (consistent with generally accepted accounting principles and/or as identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis, or other Securities and Exchange Commission filings) and subject to the approval of the Committee.

Pool Allocations and Sharing Percentages

For purposes of this Program, any allocation of the Aggregate Share Pool to a Participant shall be referred to as his or her “Pool Allocation”, and a Participant’s Pool Allocation expressed as a percentage of the Aggregate Share Pool shall be referred to as his or her “Sharing Percentage.”

Prior to, during or as soon as practicable after the end of a Performance Period, the Committee (or its delegate) shall determine the Pool Allocation and/or Sharing Percentage, if any, to be allocated to each Participant in respect of such Performance Period. At any time, the Committee (or its delegate) may also determine the Sharing Percentage for any Participant for any or all future Performance Periods during the Term of the Program.

Notwithstanding the foregoing, the Committee may not delegate the responsibility for making allocations in respect of Participants in the Executive Officer Group, and to the extent Awards to such Participants in the Executive Officer Group for any such Performance Period are intended by the Committee to qualify as Performance-Based Awards, such determination shall be made by the Committee in writing on a timely basis in accordance with applicable Section 162(m) regulation.

At any time following the determination of any allocation of the Aggregate Share Pool to a Participant for any Performance Period or Performance Periods, the Committee (or its delegate) may in its sole discretion communicate to such Participant the Pool Allocation and/or Sharing Percentages allocated to such Participant in writing promptly following the determination thereof (such written notice, an “Allocation Notice”).

Any Sharing Percentage or Pool Allocation allocated to a Participant in the Executive Officer Group for any Performance Period who forfeits his or her right to receive an Award under the Program for such Performance Period may not be reallocated to any other Participant in the Executive Officer Group or otherwise result in an increase to any Pool Allocation or Sharing Percentages for any other Participant in the Executive Officer Group for such Performance Period, in each case, to the extent Awards to such other Participants in the Executive Officer Group under the Program for the Performance Period are intended to be Performance-Based Awards; provided, however, that nothing herein shall limit the ability of the Committee to reallocate any such forfeited Sharing Percentage or Pool Allocation (or to issue Restricted Shares in respect of any such reallocated Pool Allocation or Sharing Percentage) to any Participant within the first 90 days of the Performance Period, or at any time prior to payment with respect to a Participant who is not in the Executive Officer Group.
The Pool Allocations for Participants in the Employee Group and the Executive Officer Group, in the aggregate for any Performance Period, may not exceed the Aggregate Share Pool, and the Sharing Percentages for Participants in the Employee Group and the Executive Officer Group, in the aggregate for any Performance Period, may not exceed one hundred percent (100%).

Except as provided below with respect to a Performance Period in which a Change of Control occurs, the Committee may determine, in its sole discretion, for any Performance Period, to reduce the Aggregate Share Pool, or to make total Pool Allocations to all Participants in an aggregate amount that is less than the Aggregate Share Pool and/or to establish total Sharing Percentages for all Participants in an aggregate percentage that is less than one hundred percent (100%), based on such factors as it determines to be appropriate, including, but not limited to, established Performance Goals, Company-wide or business-unit performance against budgeted financial goals, measures of internal controls and compliance initiatives, and assessments of individual performance.

Determination of Individual Awards

Following the determination of the Aggregate Share Pool for a Performance Period, the Company shall issue awards of restricted shares of the Company’s Common Stock (“Restricted Shares”) under the Program pursuant to a written Restricted Stock Grant agreement.
The number of Restricted Shares issued under an Award to any Participant in respect of any Performance Period shall be in an amount equal to the Participant’s Pool Allocation (and in the case of a Pool Allocation expressed in a Sharing Percentage, equal to the product of (i) the Participant’s Sharing Percentage, as the case may be, and (ii) the Aggregate Share Pool),

Notwithstanding the foregoing, (A) the total number of shares of Common Stock that may be granted subject to Awards under the Program during the Term, in the aggregate, shall not exceed the number of shares of Common Stock reserved for issuance under Section 5 of the Plan, inclusive of all previously approved and unallocated shares; and (B) no more than the maximum number of shares of Common Stock that may be granted to any individual in any calendar year under Section 5 of the Plan may be granted to any Participant in any calendar year, including Awards granted under the Program or otherwise. For purposes of the annual limits with respect to grants of Awards covering or relating to shares of Common Stock under Section 5 of the Plan, Awards issued under the Program shall only be deemed granted on the date of issuance of the Restricted Shares pursuant to a Restricted Stock Award Agreement.

Terms and Conditions of Awards
All Restricted Shares issued pursuant to the Program will be awarded no later than March 15 of the year following the last day of the applicable Performance Period, subject to the Participant’s continued employment in good standing through the date of grant. A Participant whose employment terminates for any reason (or no reason) prior to the date of issuance of Awards for the applicable Performance Period will not receive an Award of Restricted Shares under the Program for the applicable Performance Period.
Restricted Shares issued under the Program will be granted pursuant to a Restricted Stock Award Agreement having terms and conditions as set forth below, unless otherwise determined by the Committee and set forth in the applicable Restricted Stock Award Agreement:

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Vesting. The Restricted Shares shall vest and the forfeiture restrictions shall lapse as follows, in each case, subject to the Participant’s continued employment in good standing through the applicable vesting date: (i) 25% of the Restricted Shares will be vested as of the date of grant; and (ii) 25% of the Restricted Shares will vest on each of the first, second and third calendar years following the year in which the applicable Performance Period ends (e.g., for awards granted in respect of the initial Performance Period ending December 31, 2017, 25% would be vested on the date of grant in early 2018, and an additional 25% would vest on the anniversaries of the date of grant in each of 2019, 2020 and 2021). Except as otherwise set forth below, upon the termination of a Participant’s employment with the Company and its Affiliates, all unvested Restricted Shares not then vested as of the date of termination shall not vest (except as otherwise provided herein) and shall be forfeited back to the Plan.

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Termination of Employment due to Death or Disability. If the Participant’s employment with the Company or an Affiliate is terminated due to the death of the Participant or by the Company or an Affiliate due to the Disability of the Participant, then the Restricted Shares shall become vested and the forfeiture restrictions shall lapse as of the date of such termination as to all unvested Restricted Shares, provided that in the case of a termination due to Disability, such vesting is subject to the Participant’s continued compliance with all confidentiality obligations and restrictive covenants to which the Participant is subject.

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Termination of Employment without Cause. If the Participant’s employment with the Company or an Affiliate is terminated by the Company or an Affiliate without “Cause,” then the Restricted Shares shall become vested and the forfeiture restrictions shall lapse as of the date of such termination as to all unvested Restricted Shares, subject to (x) the Participant’s timely execution and delivery to the Company (without revocation) of a general release of all claims of any kind that Participant has or may have against the Company and its Affiliates and their respective affiliates, officers, directors, employees, shareholders, agents and representatives, in a form satisfactory to the Company, within sixty (60) days following the date of termination, and (y) Participant’s continued compliance with all confidentiality obligations and restrictive covenants to which the Participant is subject.

The terms “Cause” and “Disability” as applied to any Award under the Program shall have the meaning set forth in the Plan, unless otherwise determined by the Committee and set forth in the applicable Restricted Stock Award Agreement.

Change of Control
In the event that a Change of Control (as defined in the Plan) occurs during a Performance Period, then the TSV Growth for such Performance Period shall be determined as of such Change of Control, assuming for purposes of such determination that (i) the Period End Date for such Performance Period was the date of consummation of the Change of Control and (ii) the Average Closing Stock Price as of the last day of the Performance Period was equal to the aggregate consideration paid in such Change of Control divided by the number of shares of the Company’s Common Stock outstanding as of immediately prior to the consummation of the Change of Control. The consideration paid in such Change of Control shall be deemed to be: (A) in the case of a sale, exchange or purchase of the Company’s equity securities, the total consideration paid for such securities (including the amount of any dividends paid to holders of the Company’s Common Stock in connection with such Change of Control) and (B) in the case of a sale or disposition by the Company of all or substantially all of the Company’s assets, the total consideration paid for such assets, net of any required repayment of indebtedness by the Company in connection with such sale, plus the net value of any current assets and liabilities not sold by the Company.
Notwithstanding anything in the Program to the contrary, prior to the consummation of a Change of Control, the Committee, taking into account the recommendations of senior management, shall fully allocate the Aggregate Share Pool for the Performance Period in which the Change of Control occurs among eligible Participants, such that the aggregate Sharing Percentages for all Participants for such Performance Period shall equal one hundred percent (100%). Following the determination of the Aggregate Share Pool for such Performance Period, subject to and effective as of the Change of Control, the Company shall issue awards of Restricted Shares under the Program for such Performance Period that are fully vested and not subject to forfeiture restrictions as of the date of grant.

Amendment and Termination
The Committee may at any time alter, amend, suspend, modify, restate, supplement or terminate the Program, including during a Performance Period; provided, however, that no such amendment, suspension or termination shall adversely affect any Awards previously granted under the Program to a Participant or any allocation of a Sharing Percentage communicated to a Participant pursuant to an Allocation Notice, and no amendment shall be made without the approval of the Company’s stockholders if the effect of such amendment would be to cause outstanding or pending Awards that are intended to be Performance-Based Awards to cease to qualify for the performance-based compensation exception to Section 162(m) of the Code. The Company and its Affiliates shall be under no obligation to continue the Program after the 2021 Performance Period or to offer any other annual bonus program in any future period. Notwithstanding anything herein to the contrary, the Committee may suspend, amend or terminate the Program and any Sharing Percentage and/or Allocation Notice following a Change of Control with respect to any or all future Performance Periods.
Taxes
The Company shall have the right to take any action as may be necessary or appropriate to satisfy any federal, state, local or any other tax withholding obligations or national insurance/social security obligations as it determines are necessary in relation to Awards under this Program and/or arising from the issuance, vesting or disposal of Awards acquired under the Program and/or the Plan. Unless otherwise agreed to in writing by the Participant and the Company, or pursuant to the establishment by the Committee of an alternate procedure, (a) for a Participant who is an “officer” under Section 16 of the Exchange Act at the time of vesting, required withholding will be implemented through a net settlement of shares or (b) for a Participant who is not an “officer” under Section 16 of the Exchange Act at the time of vesting, required withholding will be required to be implemented through the Participant executing a “sell to cover” transaction through a broker designated or approved by the Company.
Participants shall be solely responsible for and liable for any tax consequences (including but not limited to any interest or penalties) as a result of participation in the Program. None of the Board, the Company or the Committee makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person participating or eligible to participate hereunder and assumes no liability whatsoever for the tax consequences to the participants.
All Awards under the Program are intended to be exempt from or to comply with the requirements of Section 409A of the Code and shall be interpreted accordingly. The Company makes no commitment or guarantee to Participants that any federal or state tax treatment will apply or be available to any person eligible for benefits under an Award and in no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed as a result of Section 409A or any damages for failing to comply with Section 409A.
The Company makes no commitment or guarantee to Participants that any particular United Kingdom tax treatment will apply or be available to any person eligible for benefits under an Award and in no event whatsoever shall the Company be liable for any tax, interest or penalty that may be imposed under any applicable United Kingdom employment tax legislation. The Participant agrees to enter into any tax election that the Company requires that the Participant enter into with the Company or any Subsidiary (including the Employer) within any time period requested by the Company. If the Company so requires as a condition of the Award, the Participant shall (i) enter into a joint election with the Employer under section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 in respect of the Restricted Stock within 14 days after the date of grant and (ii) appoint the Company as the Participant’s attorney to make any joint election and related arrangements. Upon the making of such election, the Company and/or the Participant’s Employer shall have the right to take any action as may be necessary to comply with related reporting obligations and withholding obligations in respect of income tax and National Insurance Contributions which may arise from the making of such election.

Miscellaneous
The obligations of the Company under the Program shall be binding upon any successor corporation or organization (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the entity.
No right or benefit under the Program shall be subject to alienation, sale, assignment, pledge, encumbrance, garnishment, execution or levy of any kind or charge, and any attempt to alienate, sell, assign, pledge, encumber and, to the extent permitted by applicable law, garnish, execute upon or levy upon the same, shall be void and shall not be recognized or given effect by the Company.
The Program and all determinations made and actions taken thereunder shall be governed by the laws of the State of Delaware.
No person shall have any claim or right to participate in the Program or to receive any allocation or be issued any Award in the Program, in each case, except as otherwise determined by the Committee. An allocation of a Sharing Percentage shall not confer on any Participant a right to continued employment with the Company. The Company expressly reserves the right to terminate the employment or services of any Participant at any time. Any Award granted to any Participant shall remain subject to the terms thereof, including without limitation and as applicable, the Plan and any award agreement to which such Award may be subject.
The Program is not funded and any obligations under the Program arising from, or relating to, any Award shall constitute a general unsecured claim.